Exhibit 10.1

ASSIGNMENT, ASSUMPTION AND AMENDMENT OF LEASE

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT OF LEASE (this “Agreement”) is made and entered into effective as of September 22, 2011 (the “Effective Date”), by and between CASCADE MICROTECH, INC., an Oregon corporation (“Assignor”), and R&D SOCKETS, INC., a Delaware limited liability company (“Assignee”).

RECITALS:

WHEREAS, Assignor leases Suite No. 400, consisting of approximately 13,998 rentable square feet, in the building known as 7115 Northland Terrace, Brooklyn Park, Minnesota 55428, pursuant to that certain Lease Agreement dated as of February 6, 2009, as amended by First Amendment of Lease May 31, 2011 (as so amended the “Lease”) between Minnesota Industrial Properties Limited Partnership, a Minnesota limited partnership (“Landlord”), as landlord, and Assignor, as tenant (sometimes herein “Tenant”); and

WHEREAS, Assignor has agreed to assign its interest in the Lease to Assignee, and Assignee has agreed to assume and perform all of the obligations and liabilities of Assignor prior to, on or after the Effective Date with respect to the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in, to and under the Lease, including without limitation, Assignor’s interest in any security deposit being held by Landlord. Assignee hereby accepts such assignment and assumes all of the Assignor’s obligations under the Lease arising prior to, on or after the Effective Date and agrees to attorn to Landlord from and after the Effective Date. Provided that the “Additional Security Deposit Amount” (defined in Section 5 of this Agreement) is paid to Landlord (or the Letter of Credit is delivered to Landlord, if applicable), Landlord agrees that Assignor shall be released from the obligation to perform obligations of Tenant under the Lease first arising after the Effective Date. In no event will Assignor be released from any Tenant obligations or liability under the Lease that arose or accrued on or before the Effective Date. However, regarding payment of “Operating Costs”, as defined in the Lease, Assignor and Assignee acknowledge and agree that Assignee shall be responsible for any sums owing to Landlord, and shall receive the benefit of any sums due from Landlord, derived from Landlord’s annual reconciliation of Operating Costs incurred in calendar year 2011, to be performed in accordance with the relevant section of the Lease for the calendar year 2012.

2. Assignee agrees to indemnify Assignor and hold Assignor harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses) asserted against or incurred by Assignor by reason of or arising out of any failure by Assignee to perform or observe the obligations, covenants, terms and conditions of tenant under the Lease from and after the Effective Date.

3. Assignor agrees to indemnify Assignee and hold Assignee harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses) asserted against or incurred by Assignee by reason of or arising out of any failure by Assignor to perform or observe the obligations, covenants, terms and conditions of tenant under the Lease prior to the Effective Date.

4. Assignee acknowledges that it has inspected the Premises prior to the date hereof, and hereby agrees to take the Premises in the condition existing as of the date hereof, and that, to the extent that Assignee is able to determine from a walk-through inspection, such condition is suitable and fit for its intended usage.

5. Assignor and Assignee acknowledge and agree that Landlord shall continue to hold the Security Deposit in the sum of $13,029.80 (“Original Security Deposit Amount”) now held by Landlord pursuant to Section 4 of the Lease to secure the faithful performance of the Lease by both Assignor and Assignee. In addition, Landlord, Assignor and Assignee agree that the Lease shall be amended to provide that simultaneously upon execution and delivery of this Agreement to Landlord, Assignee shall deliver to Landlord the sum of $36,944.20 (“Additional Security Deposit Amount”), which, when paid to Landlord, together with the Original Security Deposit Amount, shall be deemed the “Security Deposit” for purposes of the Lease (i.e. the Security Deposit will equal a total sum of $49,974.00) and shall be held by Landlord pursuant to Section 4 of the Lease to secure the faithful performance of the Lease by both Assignor and Assignee. Provided that there has been no Tenant default under the Lease as of September 30, 2012, the amount of the Security Deposit shall be reduced to $24,987.00 (i.e. Landlord shall return the sum of $24,987 to Assignee not later than October 15, 2012). Provided that there has been no Tenant default under the Lease as of September 30, 2013, the amount of the Security Deposit shall be reduced to $13,029.80 (i.e. Landlord shall return the sum of $11,957.20 to Assignee not later than October 15, 2013). Upon termination or expiration of the Lease, provided Landlord is not otherwise entitled to retain the Security Deposit, Assignor and Assignee agree that the Security Deposit shall be refunded to Assignee.

Notwithstanding the foregoing to the contrary, at Assignee’s option, in lieu of paying cash to Landlord for the Additional Security Deposit Amount, no later than two (2) business days after the Effective Date, Tenant shall deliver to Landlord a letter of credit (“Letter of Credit”) complying with the terms of Exhibit B attached hereto with an issue date matching the Effective Date and an expiration date of September 30, 2013. Provided that there has been no Tenant default under the Lease as of September 30, 2012, the amount of the Letter of Credit shall be reduced to $24,987.00. Provided that there has been no Tenant default under the Lease as of September 30, 2013, the amount of the Letter of Credit shall be reduced to $0 and Landlord shall return the Letter of Credit to Tenant no later than October 15, 2013.

The Letter of Credit shall be in a form acceptable to Landlord and conform to the provisions set forth in Exhibit B attached hereto. The Letter of Credit shall be held by Landlord for the performance of Tenant’s covenants and obligations under the Lease, as amended hereby, it being expressly understood that the Letter of Credit shall not be considered an advance payment of

Rent or a measure of Landlord’s damages in case of default by Tenant. Upon the occurrence of any Event of Default by Tenant under the Lease, as amended hereby, Landlord or its agent or manager may (but shall have no obligation to), from time to time, in addition to any other remedy of Landlord, draw on the Letter of Credit to the extent necessary to make good any arrears of Rent, or to repair any damage or injury, or pay any expense or liability incurred by Landlord arising from the Event of Default. Within ten (10) days after such event, Tenant shall deliver to Landlord a substitute Letter of Credit, in form acceptable to Landlord and in conformance with the terms of this Agreement, in the full amount of the Letter of Credit.

This Agreement and Landlord’s obligations hereunder are contingent upon Assignee timely paying the Additional Security Deposit Amount to Landlord (or alternatively, timely delivering the Letter of Credit to Landlord), time being of the essence. Therefore, Assignee’s failure to timely perform such obligation shall constitute an Event of Default by Tenant under the Lease and in addition to any other remedy Landlord may have, Landlord may elect to revoke its consent to this Agreement, in which event this Agreement shall be null and void without further notice or action.

6. Assignee shall promptly provide Landlord with evidence of insurance as required under the Lease.

7. Legal notices given to Assignee pursuant to the Lease shall be addressed as follows:

c/o R&D Circuits

3601 So. Clinton Avenue

South Plainfield, NJ 07080

Attention: James V. Russell

Facsimile: (732) 549-1388

Copy to:

Guardian Capital Partners

353 W. Lancaster Avenue

Wayne, Pennsylvania 19087

Attention: Scott D. Evans

Facsimile: (610) 465-8900

and

Duane Morris LLP

30 S. 17th Street

Philadelphia, Pennsylvania 19103

Attention: John M. Coogan, Jr., Esq.

Facsimile: (215) 689-1990

8. Assignor and Assignee hereby represent, warrant and agree that: (1) to the knowledge of Assignor and Assignee, there exists no breach, default or event of default by Landlord under the Lease, as amended hereby, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease, as amended hereby; (2) the Lease continues to be a legal, valid and binding agreement and obligation of Assignor and Assignee; and (3) to the knowledge of Assignor and Assignee, neither Assignor or Assignee has any current offset or defense to its performance or obligations under the Lease. Assignor and Assignee hereby waive and release all known demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord’s employees or agents that have arisen out of or in connection with the Lease on or before the Effective Date.

9. Landlord represents to its actual knowledge as of the Effective Date that there exists no breach, default or event of default by Assignor under the Lease, as amended hereby, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Assignor under the Lease, as amended hereby.

10. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. This Agreement may be executed in any number of counterparts and by each party on separate counterparts, and all such counterparts shall constitute one and the same instrument. The above recitals are true and correct and constitute part of this Agreement. Capitalized terms utilized herein shall have the same meaning ascribed to them in the Lease, except as otherwise provided in this Agreement.

[signatures follow on next page]

[Signature page to Assignment, Assumption and Amendment of Lease pertaining to Premises known as Suite 400, 7115 Northland Terrace, Brooklyn Park, Minnesota 55428 demised pursuant to that certain Lease Agreement dated as of February 6, 2009, as amended by First Amendment of Lease May 31, 2011]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

ASSIGNOR:

CASCADE MICROTECH, INC.,
an Oregon corporation

By:
Name:
Title:

ASSIGNEE:

R&D SOCKETS, INC.,
a Delaware limited liability company

By:
Name:
Title:

Consent and Agreement of Landlord

[to Assignment, Assumption and Amendment of Lease pertaining to Premises known as Suite 400, 7115 Northland Terrace, Brooklyn Park, Minnesota 55428 demised pursuant to that certain Lease Agreement dated as of February 6, 2009, as amended by First Amendment of Lease May 31, 2011]

Without prejudice to its rights under the Lease, and conditioned upon R&D Circuits Holdings LLC, a Delaware limited liability company, executing and delivering to Landlord the Guaranty of Performance of Lease in the form attached hereto as Exhibit A simultaneously with execution and delivery of this Agreement, the Landlord hereby consents to the Assignment by the Assignor to the Assignee of the Assigned Interest on the terms set forth hereinabove and to the amendment of the Lease set forth in Section 5 of this Agreement. This consent shall not be construed as a consent to any future assignment or sublease of all or any portion of the Premises by Assignor or Assignee.

Minnesota Industrial Properties Limited Partnership

By: Minnesota Industrial Portfolio, LLC
Its: General Partner

By:
Name:
Title:

Date: , 2011